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                                                                     EXHIBIT 4.2

FIRST CLARIFICATIONS MEMORANDUM OF MIXED FINANCED PUBLIC WORKS CONTRACT (CONTRACT NUMBER PIF-004/2003) DATED MARCH 26, 2003, WHICH IS ENTERED INTO BY AND BETWEEN COMISION FEDERAL DE ELECTRICIDAD ("COMMISSION") AND CONSTRUCTORA INTERNACIONAL DE INFRAESTRUCTURA, S.A. DE C.V. (THE "CONTRACT").

      COMMISSION AND CONSTRUCTORA INTERNACIONAL DE INFRAESTRUCTURA, S.A. DE C.V. ("CONTRACTOR", AND JOINTLY WITH COMMISSION, THE "PARTIES") WISH TO MAKE THE FOLLOWING CLARIFICATIONS CONCERNING THE CONTRACT REFERRED TO IN THE HEADING OF THIS MEMORANDUM WHICH THEY EXECUTED ON MARCH 26, 2003. TERMS BEGINNING WITH A CAPITAL LETTER SHALL HAVE THE MEANINGS ATTRIBUTED THERETO IN THIS CONTRACT, UNLESS EXPRESSLY PROVIDED FOR OTHERWISE HEREIN.

      1. In relation to the definition "Real Estate Rights", it is made clear that (i) Commission is responsible for duly obtaining and keeping in full force and effect all Real Estate Rights related to the Site, the access road to the Site, properties for new towns, the embankment, the bank, the spillway, and the area to be flooded, and (ii) Contractor is responsible for duly obtaining and keeping in full force and effect all Real Estate Rights of locations other than those provided for by Commission in paragraph (i) of this item.

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      2. According to Clause 13.3(a) the parties confirm that if any of the events described in item 8.2.1.3 of Section 8 of the Bidding Bases occur, the Critical Event Dates affected shall be extended in the same proportion as the period required to define and execute additional work required in respect to the event in question, according to the terms of aforementioned Clause 13.3(a). The parties confirm that the provisions of Item 8.2.1.3 of Section 8 of the Bidding Bases prevail over the provisions of Clause 5.1, but only concerning the presumptions contemplated in aforementioned Section 8.2.1.3.

      3. The parties confirm that in any of presumptions (i), (ii) and (iii) contemplated in Clause 12.3, Commission shall do its reasonably best to enforce the Performance Warranty and the Quality Warranty; therefore, against any payment due to Contractor under the Contract, Commission shall compensate only amounts not been settled by such warranties, although it may have issued a request under terms of aforementioned warranties.

      4. The parties make clear the following in relation to Clause 13.4:

            (a) Without prejudice of the provisions of paragraph (b) of this explanation, every time Contractor completes or terminates each of the 104 events or highlights

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described in economic form OE-11B, it shall complete one of those forms and present it to Commission for the latter's recognition and signature as established in aforementioned form OE-11B. If Commission agrees, economic form OE-11B thus recognized shall constitute part of the Progress Report for the month in question, for purposes of Clause 13.4 and Exhibit 14.

            (b) Every monthly Progress Report shall describe real progress in construction for the month in question and assign an economic value to such progress in respect to the highlights achieved and Associated Works. If Commission agrees to such Progress Report, within the next 15 days after receiving it, Commission shall sign and remit it to Contractor, and the value assigned to the monthly progress reflected in the Progress Report Summary shall be the value recognized by Commission in order to calculate the "VO" definition in Exhibit 14 in the event of early termination of the Contract, subject only to note (c) of the "VO" included in aforementioned Exhibit. The economic value contemplated in the Progress Report Summary shall reflect actual monthly progress in the Works, distinguishing between Activities at Lump-Sum Prices and those at Unit Prices, and shall be determined based on values consigned in
Exhibit 12 and economic forms OE-11B, OE-5 and OE-5A of Contractor's Bid.

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            (c) If Commission does not agree to what Contractor discloses in its
Progress Report according to paragraph (b) above, Commission must provide Contractor its own determination in this respect ("Commission's Determination") within the same 15-Day period contemplated in paragraph (b). If Contractor agrees to Commission's Determination, such Determination shall prevail in order to determine the "VO" in the formula disclosed in Exhibit 14 for the month in question. If Contractor does not agree to Commission's Determination, the parties shall in good faith discuss their differences and try to reach an agreement within 15 days after Commission delivers its Determination to Contractor.

            (d) If Contractor does not agree to Commission's Determination and the parties do not reach an agreement within the term specified in paragraph (c) above, Contractor may submit the controversy to be resolved by an Independent Expert. The Independent Expert must resolve such controversy within 30 days after it was passed the controversy.

            (e) In case of a controversy over the calculation of amounts disclosed by Contractor in an Progress Report, only the amount actually disputed by the parties shall be subject to controversy, and within the term contemplated in paragraph (b) above, Commission shall issue an Progress Report for the portion of the amounts to which it agrees,

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without prejudice that such Progress Report may be modified with carry-back effects once the controversy has been settled.

      5. Regarding the provisions of Clause 9.2, the parties confirm that although the Project can generate sufficient income through commercial activities, Commission shall pay Contractor the Price of the Contract on the Payment Dates of the Contract, in the means these can be extended and subject to the provisions of the Contract.

      6. Based on article 57 of the Regulations of the Public Works and Related Services Law, and Article 1847 of the Federal Civil Code, contract penalties for delays established in Clause 13.6.1 shall be applied, provided those delays do not result from an act or omission by Commission or an Act of God or of Force Majeure.

      7. The parties confirm that if the Contract were terminated in accordance with Article 60 of the Public Works Law, Commission shall pay the Termination Value applicable in the event that such termination is attributable to Contractor.

      8. The parties confirm that Works affected in order to calculate financial expenses according to Clause 27.3 (iii), during the suspension period are the entire Works, in the understanding that (i) Contractor must do its best to

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minimize effects of suspension of the Works in the Execution Schedule; (ii)
those financial expenses shall be generated and determined as of expiration of the 60-Day term stipulated in Clause 26.5 of the Contract; and (iii) financial expenses shall be calculated based on the actual delay in the Execution Schedule per the Provisional Acceptance Date of the first Unit, or the Project Completion Date, or the early termination date of the Contract, as the case may be, and considering the provisions of paragraph (ii) above.

      9. It is made clear that if a dispute arises between the parties in determining the Termination Value, and such dispute has been submitted to the Independent Expert according to Clause 31.2 of the Work Contract, 30 Days after the date when rescission is notified, or when the decision that resolves to rescind and terminate the Contract is notified, as the case may be, as established in Clause 26.4(c), Commission shall pay Contractor (or its assignee, as the case may be) the part of aforementioned Termination Value for which there is no dispensation, as long as the portion of the Termination Value not disputed was previously and clearly determined.

      10. The parties make it clear that the amount of the price for Activities at Unit Prices established in paragraph one of Clause 9.1 may be increased or reduced based on work

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actually executed of Activities at Unit Prices; if it is increased, Contractor is obliged to sign agreements according to Clause 9.3, as long as they do not exceed 100% of the price established in Clause 9.3 for Activities at Unit Prices, including the financial cost.

      11. The parties make it clear that reference made to the Tests in Clause 19.1(i) does not include the Performance Tests to achieve Provisional Acceptance of the Units.

      12. In relation to the provisions of Clause 26.1(c) the parties make it clear that Commission hereby grants its consent in case of a modification in the holders of the capital stock or in the corporate control of Contractor because Creditors exercise their rights to pledge Contractor's shares, as long as the entities to which such shares are transferred comply with Commission's minimum requirements provided for in the Bidding Bases, including without limitation, the technical and financial requirements established.

      13. The parties confirm that automatic termination of the Contract according to Clause 26.5 shall affect the entire Contract since the moment it occurs and not only in respect to the works affected.

      14. In respect to the two dates mentioned in Clause 27.3 (November 30, 2003) and July 1, 2006, the parties make it

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clear that if the provisions of Clause 13.3 were applicable, such dates shall be extended according to Clause 13.3.

      15. The parties make it clear that Commission may terminate the Contract according to paragraph two of Clause 26.4(a) only in case of an Event of Default by Contractor.

      16. In relation to Clause 24.1 paragraph (b)(ii), the parties make it clear that, when Contractor obtains insurance for interest payable during start-up of operations it shall comply with the provisions of that paragraph, as otherwise, such interest shall result in the loss of its profit.

      17. PERFORMANCE BOND

      Regarding the Text of Exhibit 16, FORM OF BOND TO ESTABLISH THE PERFORMANCE WARRANTY, the parties agree to issue the following clarifications for paragraph E) of aforementioned text to read as follows:

      E) Cancellation of the bond shall be subject to indispensable express written consent by CFE, granted when Contractor has complied with all responsibilities derived from the Contract that correspond to the exercise it guarantees.

      18. In relation to Clause 24.5, it is made clear that Commission's designation as preferential beneficiary shall be understood as additional beneficiary in respect to the insurance policy referred to in Clause 24.1(b), without

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prejudice of the provisions of the final sentence of such Clause 24.1(b).

      19. In relation to Clause 13.3(b), it is made clear that if because of lack of water in the reservoir Contractor were prevented from applying the Performance Tests according to the Execution Schedule, Commission shall declare the Completion Date of the Project, which may not be before the Scheduled Completion Date of the Project) and consequently, shall pay for the remaining amount of the Price of the Contract within 60 Days after it receives Contractor's written request in this respect, as long as Contractor has satisfactorily fulfilled the other conditions prior to such declaration of consent to the Contract, has delivered the Performance Warranty in the form of a letter of credit, and has committed itself in writing to apply the Performance Test as soon as there is sufficient water in the reservoir. If Net Warranted Capacity is not achieved, Contractor shall be obliged to make the necessary repairs and adaptations to obtain the Net Warranted Capacity.

      This Clarifications Memorandum forms an integral part of the Contract. It consists of 4 written pages and is signed in five original copies in Mexico, Federal District, on July 17, 2003.

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FEDERAL ELECTRICITY COMMISSION
(illegible signature)
___________________________________
EUGENIO LARIS ALANIS
INVESTMENT PROJECTS DIRECTOR

CONSTRUCTORA INTERNACIONAL DE
INFRAESTRUCTURA, S.A. DE C.V.
(illegible signature)
__________________________________
LUIS HORCASITAS MANJARREZ
LEGAL REPRESENTATIVE